Exhibit 99.2

San Jose, Calif.– August 7, 2023 – Adeia Inc. (Nasdaq: ADEA) today announced that Adam Rymer joined Adeia’s board of directors as of Friday, August 4, 2023.

“Adam’s perspective and expertise will be invaluable as we continue to implement our long-term strategy to grow Adeia’s business into adjacent markets,” commented Paul E. Davis, chief executive officer of Adeia.

Rymer is a recognized leader in the technology, media and entertainment sectors. As an entrepreneur and executive, his experience spans the gaming, TV, film, music and live streaming industries. He has demonstrated success in driving innovation in emerging technology at companies ranging from start-ups to public institutions. Rymer is a results-driven multi-disciplinary leader with a proven track record. He brings extensive experience in developing new business models and products, structuring organizations, raising capital and M&A.

He is currently the president of Reason Advisory, a consultancy firm focused on the media, entertainment and technology sectors. The firm conducts extensive work on the future of consumer behavior, evolving business models and technology adoption. In addition, Reason Advisory provides expert consultation on M&A, due diligence, organizational structuring, financial modeling and board leadership.

Rymer previously served as chief executive officer of Envy Gaming, and president of Legendary Entertainment's Digital Networks Group before that. Prior to Legendary Entertainment, Rymer was chief operating officer/chief financial officer of Lava Bear Films and was executive producer of the feature film The Rover, released in 2014. Prior to Lava Bear, he spent eight years at Universal Studios Motion Picture Group, most recently as senior vice president, Universal Pictures Digital Platforms, where he spearheaded the studio’s distribution and new business initiatives through emerging channels including mobile, broadband, interactive and digital cinema.

He is a graduate of The Wharton School with a Master of Business Administration and Harvard University with a Bachelor of Arts in applied mathematics and economics.

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About Adeia Inc.

Adeia is a leading R&D and intellectual property (IP) licensing company that accelerates the adoption of innovative technologies in the media and semiconductor industries. Adeia’s fundamental innovations underpin technology solutions that are shaping and elevating the future of digital entertainment and electronics. Adeia’s IP portfolios power the connected devices that touch the lives of millions of people around the world every day as they live, work and play. For more, please visit www.adeia.com.

For Information Contact:

Chris Chaney

Vice President, Investor Relations

IR@adeia.com

Stephanie Stocker

Media Relations

Conveyor Marketing

marketing@adeia.com